Exhibit 99.1

mPhase Names Financial Industry Veteran James Engler, Jr. to its Board of Directors

Gaithersburg, MD – January 20, 2022 – mPhase Technologies, Inc. (OTC Pink: XDSL) (“mPhase” or the “Company”), a technology company developing the mPower EV+ (electric vehicle) charging network and consumer engagement platform, is pleased to announce the appointment of financial industry veteran James Engler, Jr. to its Board of Directors.

James is currently Vice President and Chief Financial Officer of Rosemore Inc., a privately held investment management firm that has a legacy in the energy and transportation industries dating back more than a century to the founding of the American Oil Company (AMOCO) in 1910. In addition to three years of experience in energy and investment management at Rosemore, he previously was a senior manager at PricewaterhouseCoopers LLP (PwC) for 15 years, serving large SEC filers and private companies in the power and utility industry. His primary client at PwC was utility giant Exelon, where he managed the audits of the 10Qs/Ks for three regulated utilities as well as worked on the audit of the company’s commodities and generation business units.

In addition to his work on external SEC audits, he spent a 2-year rotation at PwC’s National Office where he supported multiple engagement teams throughout the country during inspections by the Public Company Accounting Oversight Board (PCAOB); served as a technical consultant to PwC audit teams; and was involved in discourse with SEC, PCAOB, and other regulatory agencies. He has an undergraduate degree from Towson University, is a Certified Public Accountant, and a Level II Candidate in the CAIA program.

“With 18 years of oversight experience across a diverse set of businesses in the energy space, James is an exceptional addition to our board,” said mPhase CEO Anshu Bhatnagar. “He has a deep understanding of the oil & gas and utility industries – both of which figure heavily in our future as an EV charging company. These groups will be the most affected by the move to EV, so his knowledge will be beneficial as we work to make our mPower ecosystem a bridge to that future. We plan to have James head our audit committee to give our prospective clients and customers even greater confidence in our ability to become a strong long-term partner.”

“This is an exciting and anxious time for many companies facing the transition to EV that is expected to have an historic tipping point in the next few years,” explained board member James Engler, Jr. “I have spent close to two decades involved with companies in different segments of energy production and consumption, so I have a unique operational and historical perspective on the accounting and regulatory requirements necessary for success in the energy sector. I believe that the mPower ecosystem can play a significant role in helping businesses and consumers adapt to an EV lifestyle that will be fundamentally different than what we know today. I look forward to working with my fellow board members to be a part of this exciting future.”

About mPhase Technologies

mPhase is an emerging EV-centric technology company focused on consumer engagement using data analytics and artificial intelligence to create a monetizable link between consumers and retailers at opportunistic times and places. The Company is currently building a connected ecosystem of EV charging, 5G internet connectivity and software solutions that optimize consumer engagement within the framework of a SaaS/TaaS model, supplemented by an ESG-compliant Marketplace that incentives eco-friendly actions. Branded under the mPower name, this ecosystem will empower the way people shop, dine, fuel and interact with the world to create a richer life experience. The mPower ecosystem is tailored to each individual’s tastes and needs, with particular emphasis on empowering tomorrow’s green consumer. mPhase also has data driven business units generating recurring revenue outside of its consumer ecosystem, in addition to legacy nanobattery technology and a related patent portfolio that are slated for future development. Additional information can be found at the mPhase website, www.mphasetech.com; and at www.mpower.co. Please follow us on twitter: @mPhase_Tech for the latest updates.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contact:

ir@mphasetech.com

Investor Contact

Brian M. Prenoveau, CFA

MZ Group - MZ North America

561-489-5315

XDSL@mzgroup.us

www.mzgroup.us